Exhibit 99.1

LINN ENERGY ANNOUNCES FIRST QUARTER 2015 RESULTS
HOUSTON, April 29, 2015 - LINN Energy, LLC (NASDAQ: LINE) (“LINN” or the “Company”) and LinnCo, LLC (NASDAQ: LNCO) (“LinnCo”) announced today financial and operating results for the three months ended March 31, 2015.
LINN reported the following first quarter 2015 results:

•
Grew average daily production by two percent to approximately 1,201 MMcfe/d for the first quarter 2015, compared to the estimated year-end 2014 exit rate of approximately 1,180 MMcfe/d, while decreasing the budget for total oil and natural gas capital expenditures by approximately 65 percent for 2015 compared to 2014;

•	Total revenues of approximately $917 million for the first quarter 2015;

•	Improved lease operating expenses by eight percent to approximately $173 million for the first quarter 2015, compared to guidance of $189 million (mid-point);

•
Net loss of approximately $339 million, or $1.03 per unit, for the first quarter 2015, which includes non-cash impairment charges of approximately $533 million, or $1.61 per unit, and non-cash gains related to changes in fair value of unsettled commodity derivatives of approximately $149 million, or $0.45 per unit; and

•
Shortfall of net cash provided by operating activities after distributions to unitholders and discretionary adjustments considered by the Board of Directors, including total development of oil and natural gas properties (see Schedule 1) of approximately $37 million for the first quarter 2015.

The Company highlighted the following significant year-to-date accomplishments:

•
Actively managed overall cost structure and continue to target combined run-rate cost reductions in lease operating expenses, general and administrative expenses and capital costs of approximately $100 million to $150 million on an annualized basis;

•
Current guidance for the full-year 2015 anticipates funding total oil and natural gas capital expenditures, along with the distribution, from internally generated cash flow with an excess of net cash after total oil and natural gas development costs of approximately $63 million;

•
Entered into additional oil swaps in February and April 2015 at an average price of approximately $58 per Bbl, which resulted in an aggregate oil hedge position of approximately 80 percent for the remainder of 2015 at an average price of approximately $91 per Bbl, while natural gas remains hedged approximately 100 percent for 2015 at an average price of approximately $5.12 per MMBtu;

•	Expect strong liquidity position of approximately $1.3 billion following the next semi-annual borrowing base redetermination scheduled for May 2015;

•
Announced the signing of a non-binding letter of intent with GSO Capital Partners LP, the credit platform of The Blackstone Group L.P., to fund up to $500 million of oil and natural gas development with 5-year availability (“DrillCo”); and

•
Announced the signing of a non-binding letter of intent with private capital investor Quantum Energy Partners to commit up to $1 billion of equity capital to fund acquisitions and development of oil and natural gas assets (“AcqCo”).

“Our strategic portfolio realignment in 2014 well-positioned LINN for this low commodity price environment,” said Mark E. Ellis, Chairman, President and Chief Executive Officer. “Efficient management of our stable asset base and aggressive cost management allowed us to generate strong results in the first quarter. We are pleased that our 2015 guidance anticipates funding total oil and natural gas capital expenditures, along with the distribution, from internally generated cash flow. Our success in navigating these challenging times is a testament to the high quality of our assets and the hard work and dedication of our employees. In addition, we remain excited about our DrillCo and AcqCo initiatives and look forward to pursuing a variety of growth opportunities in the current market.”
First Quarter 2015 Results
Production increased nine percent to an average of approximately 1,201 MMcfe/d for the first quarter 2015, compared to 1,104 MMcfe/d for the first quarter 2014. This increase was attributable to a favorable change in LINN’s asset portfolio from the strategic acquisition and divestiture activities during 2014 and positive results from the Company’s capital program.
Lease operating expenses for the first quarter 2015 were approximately $173 million, or $1.60 per Mcfe, compared to $194 million, or $1.95 per Mcfe, for the first quarter 2014. This decrease was primarily due to lower costs as a result of the properties sold during the fourth quarter 2014, a decrease in steam costs and cost savings initiatives, partially offset by costs associated with properties acquired during the third quarter 2014. Transportation expenses for the first quarter 2015 were approximately $54 million, or $0.50 per Mcfe, compared to $46 million, or $0.46 per Mcfe, for the first quarter 2014. This increase was primarily due to higher transportation costs associated with recently acquired properties. Taxes, other than income taxes, for the first quarter 2015 were approximately $54 million, or $0.50 per Mcfe, compared to $66 million, or $0.66 per Mcfe, for the first quarter 2014. This decrease was primarily attributable to lower commodity prices. General and administrative expenses for the first quarter 2015 were approximately $79 million, or $0.73 per Mcfe, compared to $79 million, or $0.80 per Mcfe, for the first quarter 2014, which include approximately $17 million and $18 million, respectively, of non-cash unit-based compensation expenses. Depreciation, depletion and amortization expenses for the first quarter 2015 were approximately $215 million, or $1.99 per Mcfe, compared to $268 million, or $2.70 per Mcfe, for the first quarter 2014.
For the first quarter 2015, the Company reported a net loss of approximately $339 million, or $1.03 per unit, which includes non-cash impairment charges of approximately $533 million, or $1.61 per unit, and non-cash gains related to changes in fair value of unsettled commodity derivatives of approximately $149 million, or $0.45 per unit. For the first quarter 2014, the Company reported a net loss of approximately $85 million, or $0.27 per unit, which includes non-cash losses related to changes in fair value of unsettled commodity derivatives of approximately $219 million, or $0.67 per unit.
Operations Update
In February 2015, LINN announced a 65 percent reduction in its 2015 oil and natural gas capital budget to approximately $520 million, compared to $1.5 billion incurred during 2014. Of the $520 million budget, approximately $183 million was attributable to the first quarter. The Company’s 2015 capital program is primarily focused on optimization projects, including steam flood development and enhancement in California, as well as efficient optimization, workover and recompletion opportunities across its diverse asset portfolio.
In addition, LINN has undertaken a comprehensive cost reduction initiative that has already generated significant savings. As previously announced, LINN is targeting lease operating expense reductions of approximately five percent and capital cost reductions of approximately 10 to 15 percent as compared to budgeted levels. Based on successful cost management efforts to date and favorable performance compared to guidance, the Company remains encouraged that it will meet or exceed these run-rate cost reduction targets.
Hedging Update
LINN is hedged approximately 100 percent on expected natural gas production in 2015, 2016 and 2017 at average prices ranging from $4.48 to $5.12 per MMBtu. The Company does not hedge the portion of natural gas production used to economically offset natural gas consumption related to its oil operations in California.
For expected oil production, the Company is hedged approximately 80 percent for the remainder of 2015 at an average price of approximately $91 per Bbl and approximately 65 percent in 2016 at an average price of approximately $90 per Bbl. Currently, the Company does not directly hedge NGL production or its exposure to oil differentials.
As of March 31, 2015, LINN’s hedge book had an estimated net positive mark-to-market value of approximately $2.1 billion.
Credit Facility Update
LINN expects to have strong liquidity of approximately $1.3 billion following the next semi-annual borrowing base redetermination scheduled for May 2015, assuming anticipated borrowing base reductions and amounts outstanding as of March 31, 2015. Currently, LINN has a borrowing base of $4.5 billion, which provides for a $4 billion revolving credit facility and a $500 million term loan, and Berry has a $1.4 billion borrowing base and a $1.2 billion revolving credit facility. The maturity date for the LINN and Berry credit facilities is April 2019.
Pending final approval from its bank group, the Company expects LINN’s borrowing base to decrease from $4.5 billion to approximately $4.05 billion and Berry’s borrowing base to decrease from $1.4 billion to approximately $1.2 billion at the upcoming redetermination as a result of lower commodity prices. In connection with the reduction in Berry’s borrowing base,

LINN intends to make a contribution to Berry of approximately $250 million, which is expected to be posted as restricted cash with Berry’s lenders and may be returned to LINN in the future if commodity prices improve. The modest 10 percent decrease in LINN’s borrowing base is attributable to the stable character of its assets and extensive hedging profile, while the larger reduction in Berry’s borrowing base is primarily due to its unhedged oil exposure.
Cash Distributions and Dividends
During the first quarter 2015, LINN paid three monthly cash distributions of $0.1042 per unit ($1.25 per unit on an annualized basis) on January 15, February 17 and March 17, 2015.
LinnCo paid three monthly cash dividends of $0.1042 per common share ($1.25 per share on an annualized basis) on January 16, February 18 and March 18, 2015.
Conference Call and Webcast
As previously announced, management will host a conference call on Wednesday, April 29, 2015, at 10 a.m. Central (11 a.m. Eastern) to discuss the Company’s first quarter 2015 results. Prepared remarks by Mark E. Ellis, Chairman, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer session.
Investors and analysts are invited to participate in the call by dialing (855) 319-4076, or (631) 887-3945 for international calls, using Conference ID: 18763563. Interested parties may also listen over the internet at www.linnenergy.com.
A replay of the call will be available on the Company’s website or by phone until 4 p.m. Central (5 p.m. Eastern) on May 13, 2015. The number for the replay is (855) 859-2056, or (404) 537-3406 for international calls, using Conference ID: 18763563.
ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-20 U.S. independent oil and natural gas development company, with approximately 7.3 Tcfe of proved reserves in producing U.S. basins as of December 31, 2014. More information about LINN Energy is available at www.linnenergy.com.
ABOUT LINNCO
LinnCo was created to enhance LINN Energy’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo is a Delaware limited liability company that has elected to be taxed as a corporation for United States federal income tax purposes, and accordingly its shareholders will receive a Form 1099 in respect of any dividends paid by LinnCo. More information about LinnCo is available at www.linnco.com.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes, targets or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about acquisitions, divestitures and trades, potential strategic alliances, timing and payment of distributions, liquidity, and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	LINN Energy, LLC and LinnCo, LLC

Investors and Media:

Clay Jeansonne, Vice President – Investor and Public Relations 281-840-4193

Sarah Nordin, Public Relations and Media 713-904-6605

Schedule 1

	Three Months Ended March 31,
	2015	2014
	(in thousands)

Net cash provided by operating activities	$374,703	$434,482
Distributions to unitholders	(104,815)	(240,073)
Excess of net cash provided by operating activities after distributions to unitholders	269,888	194,409
Discretionary adjustments considered by the Board of Directors:
Discretionary reductions for a portion of oil and natural gas development costs (1)	NM*	(193,420)
Development of oil and natural gas properties (2)	(182,973)	NM*
Cash received (paid) for acquisitions or divestitures – revenues less operating expenses (3)	(2,712)	—
Provision for legal matters (4)	(1,000)	—
Changes in operating assets and liabilities and other, net (5)	(120,337)	(3,982)
Excess (shortfall) of net cash provided by operating activities after distributions to unitholders and discretionary adjustments considered by the Board of Directors, including a portion of oil and natural gas development costs (6)	NM*	$(2,993)
Excess (shortfall) of net cash provided by operating activities after distributions to unitholders and discretionary adjustments considered by the Board of Directors, including total development of oil and natural gas properties (6)	$(37,134)	NM*

*	Not meaningful due to the 2015 change in presentation.

(1)
Represent discretionary reductions for a portion of oil and natural gas development costs, an estimated component of total development costs. The Board of Directors establishes the discretionary reductions with the objective of replacing proved developed producing reserves, current production and cash flow, taking into consideration the Company’s overall commodity mix. Management evaluates all of these objectives as part of the decision-making process to determine the discretionary reductions for a portion of oil and natural gas development costs for the year, although every objective may not be met in each year. Furthermore, there may be certain years in which commodity prices and other economic conditions do not merit capital spending at a level sufficient to accomplish any of these objectives. The 2014 amounts were established by the Board of Directors at the end of the previous year, allocated across four quarters, and were intended to fully offset declines in production and proved developed producing reserves during the year as compared to the prior year.

The portion of oil and natural gas development costs includes estimated drilling and development costs associated with projects to convert a portion of non-producing reserves to producing status. However, the amounts do not include the historical cost of acquired properties as those amounts have already been spent in prior periods, were financed primarily with external sources of funding and do not affect the Company’s ability to pay distributions in the current period. The Company’s existing reserves, inventory of drilling locations and production levels will decline over time as a result of development and production activities. Consequently, if the Company were to limit its total capital expenditures to this portion of oil and natural gas development costs and not acquire new reserves, total reserves would decrease over time, resulting in an inability to maintain production at current levels, which could adversely affect the Company’s ability to pay a distribution at the current level or at all. However, the Company’s current total reserves do not include reserve additions that may result from converting existing probable and possible resources to additional proved reserves, potential additional discoveries or technological advancements on the Company’s existing acreage position.

(2)
Represents total capital expenditures for the development of oil and natural gas properties as presented on an accrual basis. For 2015, the Company’s Board of Directors approved an oil and natural gas capital budget of approximately $520 million. At this level of capital investment, the Company forecasts a modest decline in production during 2015 while it focuses only on projects that generate an acceptable rate of return in the current low commodity price environment, and plans to balance cash flow and spending. As a result, for 2015, the Company intends to fund its total oil and natural gas capital program, in addition to interest expense and distributions to unitholders, from net cash provided by operating activities. Previously, the Company intended to fund only a portion of its oil and natural gas capital program, in addition to interest expense and distributions to unitholders, from net cash provided by operating activities.

(3)
Represents adjustments to the purchase price of acquisitions and divestitures, based on the Company’s contractual right to revenues less operating expenses for periods from the effective date of a transaction to the closing date of a transaction. When the Company is the buyer, it is legally entitled to revenues less operating expenses generated during this period, and the Company’s Board of Directors has historically made a discretionary adjustment to include this cash in the amount available for distribution. Conversely, when the

Schedule 1 - Continued

Company is the seller, the Company’s Board of Directors has historically made a discretionary adjustment to reduce this cash from the amount available for distribution during the period.

(4)	Represents reserves and settlements related to legal matters.

(5)
Represents primarily working capital adjustments. These adjustments may or may not impact cash provided by (used in) operating activities during the respective period, but are included as discretionary adjustments considered by the Company’s Board of Directors as the Board historically has not varied the distribution it declares period to period based on uneven cash flows. The Company’s Board of Directors, when determining the appropriate level of cash distributions, excluded the impact of the timing of cash receipts and payments; as such, this adjustment is necessary to show the historical amounts considered by the Company’s Board of Directors in assessing the appropriate distribution amount for each period.

(6)
Represents the excess (shortfall) of net operating cash flow after distributions to unitholders and discretionary adjustments. Any excess was retained by the Company for future operations, future capital expenditures, future debt service or other future obligations. Any shortfall was funded with cash on hand and/or borrowings under the LINN Credit Facility.

Any cash generated by Berry is currently being used by Berry to fund its activities. To the extent that Berry generates cash in excess of its needs, the indentures governing Berry’s senior notes limit the amount it may distribute to LINN Energy to the amount available under a “restricted payments basket,” and Berry may not distribute any such amounts unless it is permitted by the indentures to incur additional debt pursuant to the consolidated coverage ratio test set forth in the Berry indentures. Berry’s restricted payments basket was approximately $206 million at March 31, 2015, and may be increased in accordance with the terms of the Berry indentures by, among other things, 50 percent of Berry’s future net income, reductions in its indebtedness and restricted investments, and future capital contributions.